Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BG MEDICINE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

BG Medicine, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is BG Medicine, Inc. (the “Corporation”). The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 9, 2000 under the name Health Assurance, Inc. The Certificate of Incorporation of the Corporation was amended on February 17, 2000 to change its name to Newcogen-LS Two, Inc. and thereafter a Certificate of Amendment was filed on March 1, 2000 to change its name to Beyond Genomics, Inc.

2. On September 26, 2007, a Restated Certificate of Incorporation was filed which included a change of the name of the Corporation to BG Medicine, Inc. and on October 31, 2007, a Certificate of Amendment was filed to effect a 1-for-2.14 reverse stock split of the outstanding Common Stock of the Corporation and to decrease the number of authorized shares of the Corporation.

3. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Restated Certificate, as amended, to, among other things, provide for the creation of a new series of preferred stock, $0.001 par value, to be known as the Series D Convertible Preferred Stock and increase the number of authorized shares of Common Stock and Preferred Stock of the Corporation, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. The text of the Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

BG MEDICINE, INC.

ARTICLE I

The name of corporation is BG Medicine, Inc. (The “Corporation”)

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 88,016,023 shares, consisting of:

(i)	60,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”); and

(ii)

28,016,023 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), 16,017,067 shares of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 2,475,247 shares of which shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), 2,000,000 shares of which shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), 1,369,863 shares of which shall be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and 6,153,846 shares of which shall be designated Series D Convertible Preferred Stock (the “Series D Preferred Stock”). As used herein, the term “Preferred Stock” used without reference to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires. Also as used herein, the term “Series Stock” used without reference to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred

Stock means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (and not the Series B Preferred Stock), share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires.

On October 31, 2007, the Corporation filed a Certificate of Amendment to its then current Restated Certificate of Incorporation to effect a stock split such that every 2.14 of the then issued and outstanding shares of Common Stock of the Corporation were changed, combined and reclassified into one whole share of Common Stock (the “October 2007 Stock Split”). For the avoidance of doubt, this Restated Certificate of Incorporation (the “Certificate of Incorporation”) reflects the effect of the October 2007 Stock Split.

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock and the several series of Preferred Stock are as follows:

A.	COMMON STOCK

1. Relative Rights of Preferred Stock and Common Stock. All preferences, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock.

2. Voting Rights. Except as otherwise expressly provided herein or required by law, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefore, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

B.	PREFERRED STOCK

1. Dividends. The holders of the Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, if as and when declared by the Board of Directors; provided, however, that any declared dividends on the Series D Preferred Stock shall be paid or distributed prior to any dividends being paid or distributed to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock. Unless all declared dividends on the Preferred Stock shall have been paid or a sum sufficient for the payment thereof set apart, (i) no dividend shall be paid or declared, and no distribution shall be made, on any Common Stock, and (ii) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no amounts shall be paid into or set aside or made available for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees or officers of the Corporation which are subject to stock repurchase agreements under which the Corporation has the right to repurchase such shares at the original purchase price per share in the event of termination of employment.

2. Liquidation, Dissolution or Winding Up.

(a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and before any payment shall be made out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, whether such assets are capital, surplus, or capital earnings:

(i) Series D Liquidation Preference: the holders of each share of Series D Preferred Stock shall be entitled to be paid prior and in preference to the holders of (A) Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, which shall be pari passu, and (B) the Common Stock and any stock ranking on liquidation junior to the Preferred Stock, an amount equal to the greater of: (A) $6.50 per share of Series D Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series D Preferred Stock) (as adjusted, the “Series D Original Purchase Price”) plus all declared but unpaid dividends thereon, to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up; or (B) such amount per share of Series D Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 of this Part B.

(ii) Series A Liquidation Preference: the holders of each share of Series A Preferred Stock shall be entitled to be paid (A) after the holders of Series D Preferred Stock, (B) pari passu with the holders of Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and (C) prior and in preference to the holders of Common Stock and any stock ranking on liquidation junior to the Preferred Stock, an amount equal to the greater of: (A) $1.50 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock) (as adjusted, the “Series A Original Purchase Price”) plus all declared but unpaid dividends thereon, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up; or (B) such amount per share of Series A Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 of this Part B.

(iii) Series A-1 Liquidation Preference: the holders of each share of Series A-1 Preferred Stock shall be entitled to be paid (A) after the holders of Series D Preferred Stock, (B) pari passu with the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and (C) prior and in preference to the holders of Common Stock and any stock ranking on liquidation junior to the Preferred Stock, an amount equal to the greater of: (A) $2.02 per share of Series A-1 Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A-1 Preferred Stock) (as adjusted, the “Series A-1 Original Purchase Price”) plus all declared but unpaid dividends thereon, to and including the date full payment shall be tendered to the holders of the Series A-1 Preferred Stock with respect to such liquidation, dissolution or winding up; or (B) such amount per share of Series A-1 Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 of this Part B.

(iv) Series B Liquidation Preference: the holders of each share of Series B Preferred Stock shall be entitled to be paid (A) after the holders of Series D Preferred Stock, (B) pari passu with the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series C Preferred Stock, and (C) prior and in preference to the holders of Common Stock and any stock ranking on liquidation junior to the Preferred Stock, an amount equal to the greater of: (A) $4.21 per share of Series B Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock) (as adjusted, the “Series B Original Purchase Price”) plus all declared but unpaid dividends thereon, to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up; or (B) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 of this Part B.

(v) Series C Liquidation Preference: the holders of each share of Series C Preferred Stock shall be entitled to be paid (A) after the holders of Series D Preferred Stock, (B) pari passu with the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, and (C) prior and in preference to the holders of Common Stock and any stock ranking on liquidation junior to the Preferred Stock, an amount equal to the greater of: (A) $3.65 per share of Series C Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Preferred Stock) (as adjusted, the “Series C Original Purchase Price,” and collectively with the Series A Original Purchase Price, Series A-1 Original Purchase Price, Series B Original Purchase Price and Series D Original Purchase Price, and as each term applies to a separate and distinct series of Preferred Stock, the “Applicable Original Purchase Price”) plus all declared but unpaid dividends thereon, to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up; or (B) such amount per share of Series C Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4 of this Part B.

If upon any such liquidation, dissolution or winding up of the Corporation the net assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of any of the series of Preferred Stock the full preferential amount to which they shall be entitled, then the entire net assets of the Corporation available for distribution shall be distributed first to the holders of Series D Preferred Stock, and then the entire net assets remaining after the holders of Series D Preferred Stock have received the full preferential amounts to which they are entitled shall be distributed to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock ratably in proportion to the full preferential amount which would otherwise be payable in respect of the shares held by them upon such distribution, if all preferential amounts payable on or with respect to such shares were paid in full.

After such payment shall have been made in full to the holders of the Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payment, the holders of Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights of conversion, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

(b) Treatment of Reorganizations, Consolidations, Mergers, and Sales of Assets. A consolidation or merger of the Corporation or a sale of all or substantially all of the assets of the Corporation shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2. The provisions of this Section 2(b) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition or merger, reorganization or consolidation, of which the Corporation is substantively the surviving corporation and operates as a going concern, where the Corporation is purchasing the assets or stock of another entity, and where there is a reasonable continuity of ownership such that the holders of the Corporation’s capital stock outstanding prior to any proposed business combination or acquisition continue to have the right or power to elect a majority of the members of the Corporation’s Board of Directors following the consummation of any such business combination or acquisition.

(c) Distributions Other than Cash. Whenever the distribution provided for in this Section 2 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (ii) below:

(A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period (or such shorter period for which closing sale prices are available if such securities commenced trading during such period) ending three days prior to date of such distribution;

(B) if actively traded over the counter, the value shall be deemed to be the average of the closing bid of sale prices (whichever is applicable) over the thirty (30) day period (or such shorter period for which closing sale prices are available if such securities commenced trading during such period) ending three (3) days prior to the occurrence of such distribution;

(C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors, subject to the approval of holders of at least a majority of the then outstanding shares of Preferred Stock, as of the occurrence of such distribution.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be determined by clauses (i)(A), (B) or (C) of this Section 2(c), so as to reflect the approximate fair market value thereof, as determined by the Board of Directors, subject to the approval of holders of at least a majority of the then outstanding shares of such Preferred Stock, as of the occurrence of such distribution.

(d) Dispute as to Value of Non-Cash Distributions. If holders of at least a majority of the then outstanding shares of Preferred Stock, do not approve the determination, pursuant to clauses (c)(i)(C) or (c)(ii) above, of the Board of Directors as to valuation, the Corporation and the holders of at least a majority of the then outstanding shares of Preferred Stock shall mutually agree upon and appoint, as an appraiser, a nationally-recognized investment banking firm, which shall be commissioned to investigate the value of the property to be distributed and shall submit a notice of an appraisal of that value to the Corporation and each holder of Preferred Stock within 30 days of such commission. The appraiser shall be instructed to determine such value without regard to income tax consequences to the recipient as a result of receiving consideration other than cash. The value determined by the appraiser shall be conclusive. If the appraised value is 95% or less of the value determined by the Board of Directors, the aggregate amount to be distributed shall be reduced by the expense of the appraisal process and if the appraised value is 105% or more of the value determined by the Board of Directors, the expense of the appraisal process shall be borne by the Corporation.

3. Voting Power. Except as expressly required by law or as otherwise provided herein, the holders of Preferred Stock shall be entitled to vote together as a single class on an as-converted-to-Common Stock basis on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted, pursuant to the provisions of Section 4 of this Part B, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

4. Conversion Rights. The holders of Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

(a) General. Subject to and in compliance with the provisions of this Section 4, any share of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided below in Section 4(b) of this Part B) by the number of shares of Preferred Stock being converted.

(b) Conversion Rates. The conversion rate in effect at any time for the each series of the Preferred Stock (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing the Applicable Original Purchase Price by the Applicable Conversion Value (as defined below), calculated as provided in Section 4(c) of this Part B.

(c) Applicable Conversion Values. The Series A Conversion Value, Series A-1 Conversion Value, Series B Conversion Value, Series C Conversion Value and Series D Conversion Value, as set forth below and as each relates to a certain series of Preferred Stock is the “Applicable Conversion Value” for such series.

(i) The Series A Conversion Value was initially, and until the October 2007 Stock Split, the Series A Original Purchase Price. After the October 2007 Stock Split, the Series A Conversion Value was adjusted to be $3.21. The Series A Conversion Value shall be further adjusted from time to time in accordance with Section 4(d) of this Part B.

(ii) The Series A-1 Conversion Value was initially, and until the October 2007 Stock Split, the Series A-1 Original Purchase Price. After the October 2007 Stock Split, the Series A-1 Conversion Value was adjusted to be $4.32. The Series A Conversion Value shall be further adjusted from time to time in accordance with Section 4(d) of this Part B.

(iii) The Series B Conversion Value was initially, and until the October 2007 Stock Split, the Series B Original Purchase Price. After the October 2007 Stock Split, the Series B Conversion Value was adjusted to be $9.01. The Series B Conversion Value shall be further adjusted from time to time in accordance with Section 4(d) of this Part B.

(iv) The Series C Conversion Value was initially, and until the October 2007 Stock Split, the Series C Original Purchase Price. After the October 2007 Stock Split, the Series C Conversion Value was adjusted to be $7.81. The Series C Conversion Value shall be further adjusted from time to time in accordance with Section 4(d) of this Part B.

(v) The Series D Conversion Value in effect from time to time, except as adjusted in accordance with Section 4(d) of this Part B, shall be the Series D Original Purchase Price.

In computing the adjusted Applicable Conversion Value, the result shall be rounded to the nearest thousandth of a cent, and in the event the adjustment therefrom results in a change of the Applicable Conversion Value of less than $0.01, no adjustment to the then prevailing Applicable Conversion Value shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

(d) Adjustments to Preferred Stock Conversion Value.

(i)(A) Upon Sale of Common Stock with respect to the Series Stock. If the Corporation shall, while there are any shares of Series Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than (i) in the case of the Series A Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the Applicable Conversion Value in effect immediately prior to such issuance or sale, or (ii) in the case of the Series A-1 Preferred Stock, the lower of (x) $3.21 or (y) the Series A-1 Conversion Value in effect immediately prior to such issuance or sale, then in each such case, the Applicable Conversion Value, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Value, by a fraction:

(a) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the conversion of the Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants or subscription rights), plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at (i) in the case of the Series A Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock, the Applicable Conversion Value in effect immediately prior to such issuance or sale, or (ii) in the case of the Series A-1 Preferred Stock, the lower of (x) $3.21 or (y) the Series A-1 Conversion Value in effect immediately prior to such issuance or sale, and

(b) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock (calculated on a fully-diluted basis assuming the conversion of the Preferred Stock and the exercise, exchange or conversion of all outstanding options, warrants or subscription rights) plus (b) the number of such additional shares of Common Stock so issued.

(i)(B) Upon Issuance of Warrants, Options and Rights for Common Stock with respect to the Series Stock.

(1) For the purposes of this Section 4(d)(i), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities) shall be deemed an issuance at such time of such Common Stock if the

Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than (i) in the case of the Series A Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, the Applicable Conversion Value in effect at the time of issuance; and (ii) in the case of the Series A-1 Preferred Stock, the lower of (x) $3.21 or (y) the Series A-1 Conversion Value in effect at the time of such issuance. Any obligation, agreement or undertaking to issue warrants, options, subscription or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 4(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of any such warrants, options or subscription or purchase rights or upon the issuance of any such convertible securities (or upon the issuance of any such warrants, option, subscription or purchase rights therefor) as above provided.

(2) Should the Net Consideration Per Share of any such warrants, options, subscription or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights or convertible securities been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had subsequent adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value, as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to warrants, options, subscription or purchase rights with respect to shares of Common Stock shall be disregarded if, as, and when all of such warrants, options, subscription or purchase rights expire or are cancelled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or cancelled warrants, options, subscription or purchase rights, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or cancelled warrants, options, subscription or purchase rights not been issued.

(3) Net Consideration Per Share. For purposes of this Section 4(d)(i)(B), the “Net Consideration Per Share” which may be received by the Corporation shall be determined as follows:

(a) The “Net Consideration Per Share” shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscription or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscription or other purchase rights or convertible or exchangeable securities were exercised, exchanged or converted.

(b) The “Net Consideration Per Share” which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscription or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscription or other purchase rights or convertible or exchangeable securities.

(i)(C) Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of any stock of the Corporation other than Common Stock entitled to receive a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration, except for (i) dividends payable in shares of Common Stock payable pro rata to holders of Preferred Stock and to holders of any other class of stock, whether or not paid to holders of any other class of stock, (ii) or dividends payable in shares of Preferred Stock.

(i)(D) Consideration Other Than Cash. For purposes of this Section 4(d)(i), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 6(d)(i) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

(i)(E) Exceptions. This Section 4(d)(i) shall not apply under any of the circumstances that would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(d)(ii)). Further, the adjustments otherwise required by this Section 4(d)(i) shall not apply to (1) the issuance or sale of shares of Preferred Stock or shares of Common Stock issued or issuable upon conversion thereof, (2) the issuance of shares of Preferred Stock issuable upon conversion of outstanding convertible promissory notes convertible therefor, and (3) the issuance or sale, approved by the Board of Directors, of equity securities issued or issuable (i) to directors, officers, employees, or consultants of the Corporation or any subsidiary pursuant to any contract, compensation or incentive plan approved by the Board of Directors, (ii) to consultants, vendors and other service providers pursuant to contracts approved by the Board of Directors, (iii) solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other entity and determined by the Board of Directors not to be for the primary purpose of raising additional capital, (iv) primarily in connection with a debt or lease financing approved by the Board of Directors or (v) in connection with a relationship approved by the Board of Directors and determined in their good faith judgment to be a joint venture, licensing, development, technology, marketing or similar strategic relationship and, in each such case, not to be for the primary purpose of raising additional capital.

(d)(ii) Adjustments For Changes In Capital Structure Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective

Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (i) the issue of additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

(e) Automatic Conversion.

(i) (A) Qualified Public Offering. Immediately prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation are at least $35,000,000 and the price per share of Common Stock equals or exceeds $9.50 (a “Qualified Public Offering” or “QPO”), all outstanding shares of Preferred Stock shall be converted automatically into the number of shares of Common Stock into which the Preferred Stock is convertible pursuant to Section 4 of this Part B without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent for the Common Stock.

(B) At the Option of the Holders of the Preferred Stock. Notwithstanding the foregoing, if at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock that is not a Qualified Public Offering (a “Non-Qualified Public Offering”), then at the written election of holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis, upon the closing of a Non-Qualified Public Offering, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock at the then applicable Conversion Price.

(ii) Surrender of Certificates. Upon the occurrence of the conversion specified in the preceding paragraph (i), the holders of Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of each such class of Preferred Stock surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation or any such transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(f) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the extent that the provisions of this Section 4 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with addresses or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of the Preferred Stock being converted, shall be the “Applicable Conversion Date,” as it applies to the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable. As promptly as practicable after the Applicable Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 4, cash in the amount of all declared but unpaid dividends on such shares up to and including the Applicable Conversion Date, and cash, as provided below in Section 4(i) of this Part B, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(i) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Preferred Stock, the Corporation shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Applicable Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

(j) Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

(k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock (including any shares of Preferred Stock represented by any warrants, options, subscriptions or purchase rights for Preferred Stock), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Mandatory Redemption.

(a) Mandatory Redemption. At the written election of holders of at least 66 2/3% of the then outstanding shares of Series Stock, voting together as a single class on an as-converted-to-Common Stock basis, the Corporation shall redeem, on the dates and according to the percentages listed below, any unconverted shares of the Corporation’s Series Stock.

Date of Redemption	Percentage of Shares of Series Stock then Outstanding to be Redeemed

July 31, 2011	33%
July 31, 2012	50%
July 31, 2013	100%

(b) Redemption Price. The redemption price for each share of Series Stock redeemed pursuant to this Section 5 shall be the Applicable Original Purchase Price, plus all declared but unpaid dividends thereon, if any, on such shares (as such price applies to the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the “Applicable Redemption Price”) up to and including the date fixed for redemption (the “Redemption Date”). Each redemption of Series Stock shall be made so that the number of shares of Series Stock held by each registered owner shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series Stock being so redeemed as the number of shares of Series Stock then held by such registered owner bears to the aggregate number of shares of Series Stock then outstanding.

(c) Equitable Adjustment. The Applicable Redemption Price set forth in this Section 5 shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reclassification or other similar event involving the Series Stock, as applicable.

(d) Surrender of Certificates. Each holder of shares of Series Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Applicable Redemption Price for such shares as set forth in this Section 5 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired.

(e) Dividends and Conversion After Redemption. From and after the Redemption Date, no shares of Series Stock thereupon subject to redemption shall be entitled to any dividends or be convertible.

6. Restrictions and Limitations.

(a) Series Stock. Except as expressly provided herein or as required by law, so long as 10% of the originally issued shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are outstanding, then the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time all of the outstanding shares of every class other than directors’ qualifying shares) to, without the approval by vote or written consent by the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted-to-Common Stock basis:

(i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of Preferred Stock other than as permitted in Section 5 of this Part B;

(ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock at a purchase price per share less than the Applicable Original Purchase Price;

(iii) authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Preferred Stock as to liquidation preferences, conversion rights, voting rights, dividend rights or otherwise;

(iv) merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired) to any person, or permit any subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any subsidiary may merge into or consolidate with or transfer assets to any other subsidiary and (2) any subsidiary may merge into or transfer assets to the Corporation; or

(v) amend this Certificate of Incorporation.

provided, however, that the holders of Series Stock, when voting together, shall not take any action in respect of any separate series of Preferred Stock, including, without limitation, conversion of such series of Preferred Stock to Common Stock or redemption of such series of Preferred Stock, unless the holders having voted in such a manner also take the same action in respect of each of the other series of Preferred Stock.

(b) Series B Preferred Stock. Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time all of the outstanding shares of every class other than directors’ qualifying shares) to, without the approval by vote or written consent by the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock:

(i) authorize or issue, or obligate itself to authorize or issue, additional shares of Series B Preferred Stock at a purchase price per share of less than the Series B Original Purchase Price;

(ii) authorize or issue, or obligate itself to authorize or issue, any other equity security senior to or on a parity with the Preferred Stock as to liquidation preferences, conversion rights, voting rights, dividend rights or otherwise;

(iii) redeem, purchase or otherwise acquire for value, any share or shares of Series B Preferred Stock; or

(iv) amend this Certificate of Incorporation, if such amendment would adversely affect any of the rights provided for herein for the benefit of any shares of Series B Preferred Stock.

(c) Series D Preferred Stock. Except as expressly provided herein or as required by law, so long as 10% of the originally issued shares of Series D Preferred Stock are outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time all of the outstanding shares of every class other than directors’ qualifying shares) to, without the approval by vote or written consent by the holders of at least 66 2/3% of the then outstanding shares of Series D Preferred Stock, authorize or issue, or obligate itself to authorize or issue, any other equity security senior in liquidation preference to the Series D Preferred Stock.

7. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment.

8. Notices of Record Date. In the event of

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

(c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. Subject to the provisions of Article IV hereof, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII

The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

Subject to the provisions of Article IV hereof, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, to be signed this July 10, 2008.

/S/ Pieter Muntendam
Pieter Muntendam
President and Chief Executive Officer